Exhibit 99.1

THE HOWARD HUGHES CORPORATION® REPORTS FOURTH QUARTER
AND FULL-YEAR 2022 RESULTS
Solid fourth quarter results cap strong year across all segments

HOUSTON, February 27, 2023 – The Howard Hughes Corporation® (NYSE: HHC) (the “Company,” “HHC” or “we”) today announced operating results for the fourth quarter and year ended December 31, 2022. The financial statements, exhibits and reconciliations of non-GAAP measures in the attached Appendix and the Supplemental Information at Exhibit 99.2 provide further detail of these results.

Full-Year 2022 Highlights:

–Net income per diluted share of $3.65 in 2022 compared to $1.03 in 2021
–Ward Village® contracted to sell a record $1.1 billion of condo units and generated $677 million of net revenue from condo closings
–Strong Master Planned Community (MPC) earnings before taxes (EBT) of $283 million accentuated by record residential price per acre and builder price participation revenue
–Robust multi-family net operating income (NOI) growth of 39% year-over-year
–Delivered six new developments including three office buildings, two multi-family complexes, and one condo building
–Celebrated the grand opening of the Tin Building by Jean-Georges at the Seaport in New York City
–Reduced G&A expense to $82 million—representing more than a 30% reduction compared to 2019 levels
–Repurchased 4.3 million shares—or 9% of the Company’s shares outstanding—for $388 million

Fourth Quarter 2022 Highlights:

–Net income per diluted share of $1.07 in the quarter compared to $2.09 in the prior-year period
–MPC EBT totaled $77 million in the quarter with continued strong land sales and record quarterly residential price per acre sold and builder price participation revenue
–Closed on 159 condo units in Ward Village generating $217 million in net revenue
–Robust condo pre-sales at Kalae®, Ulana, and The Park Ward Village with a total of 254 units contracted
–Sold two retail assets in The Woodlands® generating $39 million in net proceeds
–Closed on nearly $1 billion in financings, reducing maturities in 2023 and 2024 to $228 million

“During 2022, we were able to maintain much of the positive momentum from our record-breaking year in 2021,” commented David R. O’Reilly, Chief Executive Officer of The Howard Hughes Corporation. “Over the last year, we successfully navigated challenging market dynamics and delivered strong financial results which met or exceeded our guidance expectations in each segment. This impressive performance is a testament to our premier communities and best-in-class assets that residents and tenants desire, and further highlights the strength of our unique business model which continues to outperform through various market cycles.

“Looking deeper into our business segments, our MPCs delivered exceptional results despite significant reductions in new home sales across our communities. Excluding reduced equity earnings, primarily from The Summit—which has limited remaining inventory due to its tremendous past sales success—MPC EBT increased 11% year-over-year. This improvement was driven by robust land sales and record residential prices per acre and builder price participation revenue during 2022.

“In Operating Assets, we delivered 9% year-over-year NOI growth—excluding dispositions—which is impressive considering market and recessionary headwinds throughout the year. This improvement was led by multi-family, where new developments and strong rent growth contributed to significant increases in NOI. In office, we made considerable progress with the lease-up of our highly amenitized towers, executing approximately 510,000 square feet of new or expanded leases during the year, which will provide meaningful NOI growth in the coming years.

“At Ward Village, our team had another tremendous year, contracting to sell more condo units than any other year in the community’s history. During the year, we completed construction on Kō’ula®, made significant progress on the construction of Victoria Place®, and commenced construction on The Park Ward Village. We also launched pre-sales at Ulana, a designated workforce housing tower, and at Kalae, which has been met with exceptional demand having pre-sold 73% of its units in just 3 months.

“The Seaport continued to improve throughout 2022 with a near 50% year-over-year increase in foot traffic which contributed to improved demand at our managed restaurants and to our most successful summer concert series to date. Together with the much-anticipated grand opening of the Tin Building by Jean-Georges—which has been met with strong demand, far-reaching media attention and positive culinary reviews—the Seaport continues to firmly establish itself as the premier dining and entertainment destination in New York City. We are confident that the best is yet to come for the Seaport in the years ahead.

“Looking forward, we maintain a positive long-term outlook for our businesses. While we do not expect to be immune to the near-term challenges of the ongoing market uncertainty— which is expected to contribute to reduced residential land sales and relatively flat Operating Assets NOI in 2023—HHC’s future is bright. We are especially well-situated for growth in the years ahead with our unmatched landbank in highly desirable communities, exceptional portfolio of assets, and significant pipeline of future development. Our balance sheet is robust, and with more than $1.3 billion in financings recently completed, we are uniquely positioned to advance new developments in our world-class communities—which continue to be ranked among the best places to live, work, and play in the United States.”

Financial Highlights

Total Company
Full-Year
–Net income was $184.5 million, or $3.65 per diluted share for the year, which compares to $56.1 million, or $1.03 per diluted share in 2021.
–This positive year-over-year performance included MPC EBT of $283.0 million, Operating Assets NOI of $239.5 million, and condo gross profit of $195.8 million.
–Repurchased 4.3 million shares of common stock for $388.4 million at an average share price of $90.66.
–Sold three retail properties including the Outlet Collection at Riverwalk, Lake Woodlands Crossing, and Creekside Village Green, as well as HHC’s interest in 110 North Wacker in Chicago for total net proceeds of $215.9 million.
Fourth Quarter
–Net income was $52.8 million or $1.07 per diluted share in the quarter, compared to net income of $113.8 million or $2.09 per diluted share in the prior-year period.
–The year-over-year decline was primarily related to reduced earnings from MPC land sales and the timing of condo sales. 2021 fourth quarter results included an outsized 216-acre superpad land sale in Summerlin® and the delivery of the ‘A‘ali‘i® tower in Ward Village.
–Sold Lake Woodlands Crossing for $23 million—subject to a 99-year ground lease with the Company—and Creekside Park Village Green for $28 million. Total net proceeds to HHC from the sale of these two retail properties were $39 million.
–Closed the fourth quarter with $626.7 million of cash on the balance sheet and total debt of $4.7 billion, with 87% of the balance maturing in 2026 or later and only $228 million maturing in the next two years. At year end, 100% of the Company’s debt was either fixed or hedged.

MPC
Full-Year
–MPC EBT totaled $283.0 million in 2022, a 11% decrease compared to $316.6 million in the prior year.
–The reduction in EBT was impacted by a $60.8 million reduction in equity earnings, primarily from The Summit, which has limited remaining lots and condos in inventory. During the year, HHC and Discovery Land expanded this highly successful joint venture to include a second phase of future development including 54 acres of land for 28 custom home sites which is expected to begin sales later in 2023.
–Excluding reduced equity earnings, primarily at The Summit, MPC EBT increased $27.2 million year-over-year.
–The average price per acre of residential land sold increased 32% to $768,000 per acre, a full-year record.
–Builder price participation revenue rose to $71.8 million, an all-time high for HHC.
–JDM Partners exercised its options to repurchase a 12.0% ownership interest in TeravalisTM, resulting in an 88.0% equity interest for HHC.
Fourth Quarter
–MPC EBT totaled $76.7 million in the quarter, a 41% decrease compared to $129.3 million in the prior-year period.
–MPC land sales revenue was $117.0 million, a 40% decrease compared to the prior-year period. This reduction was primarily driven by an outsized 216-acre superpad sale in Summerlin during the 2021 fourth quarter, partially offset by increased commercial land sales in Bridgeland® and a higher residential price per acre in all MPCs.
–Builder price participation revenue rose to $19.9 million during the quarter—representing a 26% year-over-year increase and a quarterly record for HHC.
–The price per acre of residential land sold was approximately $857,000 per acre during the quarter, representing a 51% year-over-year increase and an all-time high for HHC.
–MPC equity losses were $18.4 million—representing a $23.2 million year-over-year reduction—primarily related to The Summit which had no unit closings this quarter and incurred initial development expenses related to Phase 2.
–New homes sold in HHC’s communities totaled 251 units—representing a 58% decline compared to the prior year as home sales have tapered off in light of high mortgage rates, inflation, and market uncertainty.

Operating Assets
Full-Year
–Total Operating Assets NOI, including contribution from unconsolidated ventures, was $239.5 million, representing a $13.0 million or 6% year-over-year increase. Excluding disposed hospitality and retail assets, NOI increased $19.6 million or 9%.
–Multi-family was the largest driver of the strong NOI performance with 39% year-over-year growth predominately due to rent growth and strong lease-up at new developments in The Woodlands and Downtown Columbia®.
–Office NOI was largely unchanged compared to 2021, with strong lease-up and the expiration of rent abatements at Class-A properties in The Woodlands and Downtown Columbia being partially offset by some tenant turnover during the year. In 2022, the Company executed 510,000 square feet of new or expanded office leases including 253,000 square feet in The Woodlands, 155,000 square feet in Downtown Columbia, and 102,000 square feet in Summerlin.
Fourth Quarter
–Total Operating Assets NOI, including contribution from unconsolidated ventures, totaled $55.1 million in the quarter, representing a $2.3 million or 4% reduction compared to $57.4 million in the prior-year period.
–Office NOI of $27.9 million declined $2.0 million year-over-year largely due to tenant vacancies during 2022 in The Woodlands and Downtown Columbia, partially offset by strong lease-up and abatement expirations at 6100 Merriweather and 9950 Woodloch Forest. During the quarter, HHC executed new office leases totaling 52,000 square feet in The Woodlands and 30,000 square feet in Downtown Columbia.

Strategic Developments
Full-Year
–Strategic Developments EBT totaled $190.2 million in 2022, a $106.5 million increase compared to $83.8 million in the prior year primarily due to the timing and mix of condominium sales in Ward Village.
–Ward Village contracted to sell 1,055 condo units for a record $1.1 billion and closed on 607 condo units generating $677.1 million of net revenue.
–Delivered Kō'ula—Ward Village’s sixth condo tower—closing 549 units and generating $619.8 million in net revenue.
–Launched pre-sales at Ulana and Kalae during the year—contracting to sell 916 units.
–In 2022, HHC completed construction on 388,000 square feet of office and retail space and 830 multi-family units across several MPCs including The Woodlands, Bridgeland, Downtown Columbia, Summerlin, and Ward Village which are expected to generate incremental Operating Assets NOI of $24.7 million upon stabilization.
Fourth Quarter
–Closed 151 condo units at Kō'ula—which was completed late in the 2022 third quarter—generating $206.8 million in net revenue. At quarter end, Kō'ula was 97% sold.
–Sold seven condo units at ‘A‘ali‘i generating $8.8 million in net revenue. At quarter end, the tower was 96% sold.
–Sold the final remaining condo unit at Waiea® for $1.9 million in net revenue.
–Pre-sales for future condo towers remained strong with a total of 254 units contracted during the quarter. At year-end, The Park Ward Village was 92% pre-sold, Ulana was 97% pre-sold, and Kalae was 73% pre-sold.
–Marlow—a 472-unit multi-family development in Downtown Columbia—welcomed its first residents in November.
–Completed construction of 1700 Pavilion in Summerlin and the Creekside Park Medical Plaza in The Woodlands.
–Commenced construction on the Summerlin South Office—a 147,000-square-foot office building which is expected to be completed in late 2023.

Seaport
Full-Year
–Seaport revenue of $88.5 million increased 61% compared to 2021 driven by a nearly 50% increase in foot traffic, higher demand at all managed restaurants, a longer summer concert series, and increased private events.
–The 2022 summer concert series was the most successful to date and included 60 shows which sold over 188,000 tickets, representing over 90% of available ticket inventory. Pier 17 was recently rated the #1 Top Outdoor Music Venue in New York City by Red Bull and the #3 Top Club Worldwide by Pollstar.
–HHC signed a 15-year, 46,000-square-foot lease with Alexander Wang at the Fulton Market Building, bringing the building to 100% leased.
–Celebrated the grand opening of the Tin Building by Jean-Georges in September. After successful hiring efforts during the fourth quarter, the marketplace commenced seven-days-per-week operations in December.
–Acquired a minority stake in Jean-Georges Restaurants for $45.0 million and purchased a $10.0 million warrant for the option to acquire additional ownership interest at a later date.
Fourth Quarter
–Seaport revenue of $18.4 million rose $2.9 million or 19% compared to the 2021 fourth quarter primarily due to rental revenue related to the Tin Building.
–Seaport generated negative NOI of $4.9 million, representing an 11% year-over-year improvement. Including $15.7 million of losses from unconsolidated ventures, Total Seaport NOI was a loss of $20.6 million. This loss was primarily related to start-up costs and equity losses from the Tin Building by Jean-Georges which totaled $15.6 million.
–At the Tin Building, foot traffic and sales were strong during service hours throughout the quarter. Continued labor shortages contributed to reduced operating days and hours for much of the quarter, but by December the marketplace had hired sufficient staff to open seven days per week. Inefficiencies driven by the constrained operating hours, increased employee costs, and continued start-up costs contributed to elevated equity losses.

Financing Activity
Fourth Quarter
–Executed on nearly $1 billion in financings including debt related to Floreo—an unconsolidated venture—in the fourth quarter, extending the Company’s weighted average debt maturity to approximately 6 years and reducing maturities in 2023 and 2024 to $228.2 million.
–Closed on $575 million of permanent financings which were used to retire $427 million of debt, including the Senior Secured Credit Facility and construction loans for Juniper, Creekside Park The Grove, and 6100 Merriweather.
–Closed on $219 million of construction financings to support development spending at Floreo—the first village in Teravalis—and Wingspan—Bridgeland’s single-family for rent development already under construction. Subsequent to quarter end in early January, the Company also closed on a new $264 million construction loan for Ulana, which commenced construction early in 2023.
–Executed a new $200 million upsize loan for Bridgeland’s Credit Facility which increases the total facility to $475 million. The $200 million in additional capacity can be drawn on in the future based on historical and future reimbursable development spend (MUD receivables).
–For more information on 2022 fourth quarter financings, please reference the 4Q 2022 Supplemental Financial package on the Company’s website.

Full-Year 2023 Guidance

–MPC EBT is projected to be comparable to earnings generated on average during 2017 and 2018, prior to a period of outsized land and home sales in Summerlin, Bridgeland, and The Woodlands Hills® during the COVID-19 pandemic. Since mid-2022, a slowing housing market, which has been largely driven by a precipitous rise in mortgage rates and shrinking home affordability, has softened new home sales and homebuilder demand for new acreage in the near-term. As a result, 2023 MPC EBT is expected to decline 25% to 35% year-over-year.
–Operating Assets NOI is projected to benefit from multi-family rent growth and new developments in Bridgeland, Downtown Columbia, and Summerlin encompassing nearly 1,400 units. The office portfolio is expected to benefit from strong leasing momentum experienced throughout 2022, but free rent periods on many of the new leases and the impact of some tenant vacancies during 2022 will likely result in a modest year-over-year decline in office NOI. Overall, excluding the $3.4 million contribution from divested retail assets in the prior year, Operating Assets NOI is expected to be in a range of down 2% to up 2% year-over-year.
–Condo sales revenues are projected to range between $45 million and $55 million, with gross margins between 25% to 28%. Projected condo sales revenues are driven by the closing of remaining units at ‘A‘ali‘i and Kō‘ula which were 96% and 97% sold, respectively, as of December 31, 2022. The next major condo project scheduled to be completed is Victoria Place, which is on track to be delivered in early 2024 and is already 100% pre-sold.
–Cash G&A is projected to range between $80 million and $85 million, which excludes anticipated non-cash stock compensation of approximately $5 million.

Conference Call & Webcast Information

The Howard Hughes Corporation will host its fourth quarter 2022 earnings conference call on Tuesday, February 28, 2023, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Please visit The Howard Hughes Corporation’s website to listen to the earnings call via a live webcast. To access the call via telephone, please dial 877-270-2148 within the U.S., 866-605-3850 within Canada, or +1 412-902-6510 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time using 10173039 as the passcode. Institutional and retail shareholders can also participate by going to app.saytechnologies.com/howardhughes to submit questions to Say prior to the earnings call. Shareholders can email hello@saytechnologies.com for any support inquiries.

We are primarily focused on creating shareholder value by increasing our per-share net asset value. Often, the nature of our business results in short-term volatility in our net income due to the timing of MPC land sales, recognition of condominium revenue and operating business pre-opening expenses, and, as such, we believe the following metrics summarized below are most useful in tracking our progress towards net asset value creation.

	Three Months Ended December 31,				Year Ended December 31,
$ in thousands	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Operating Assets NOI (1)
Office	$27,872	$29,909	$(2,037)	(7)%	$111,210	$109,838	$1,372	1%
Retail	13,078	13,874	(796)	(6)%	51,525	52,448	(923)	(2)%
Multi-family	10,854	10,542	312	3%	45,564	32,895	12,669	39%
Other	308	226	82	36%	14,067	13,492	575	4%
Dispositions	540	813	(273)	(34)%	3,418	9,993	(6,575)	(66)%
Operating Assets NOI	52,652	55,364	(2,712)	(5)%	225,784	218,666	7,118	3%
Company's share of NOI from unconsolidated ventures (a)	2,420	2,053	367	18%	13,699	7,836	5,863	75%
Total Operating Assets NOI	$55,072	$57,417	$(2,345)	(4)%	$239,483	$226,502	$12,981	6%

Projected stabilized NOI Operating Assets ($ in millions)					$362.5	$368.3	$(5.8)	(2)%

MPC
Acres Sold - Residential	108	333	(226)	(68)%	323	565	(242)	(43)%
Acres Sold - Commercial	84	40	44	111%	135	67	68	101%
Price Per Acre - Residential	$857	$568	$288	51%	$768	$583	$185	32%
Price Per Acre - Commercial	$453	$174	$278	160%	$557	$253	$304	120%
MPC EBT (1)	$76,660	$129,301	$(52,641)	(41)%	$282,987	$316,607	$(33,620)	(11)%

Seaport NOI (1)
Landlord Operations	$(5,442)	$(3,801)	$(1,641)	(43)%	$(15,702)	$(15,027)	$(675)	(4)%
Landlord Operations - Multi-family	14	(89)	103	116%	110	(5)	115	NM
Managed Businesses	(234)	(1,064)	830	78%	(85)	(1,057)	972	92%
Tin Building	2,403	—	2,403	NM	4,015	—	4,015	NM
Events and Sponsorships	(1,651)	(565)	(1,086)	(192)%	1,894	(1,474)	3,368	NM
Seaport NOI	(4,910)	(5,519)	609	11%	(9,768)	(17,563)	7,795	44%
Company's share of NOI from unconsolidated ventures	(15,730)	(272)	(15,458)	NM	(35,581)	(592)	(34,989)	NM
Total Seaport NOI	$(20,640)	$(5,791)	$(14,849)	NM	$(45,349)	$(18,155)	$(27,194)	(150)%

Strategic Developments
Condominium rights and unit sales	217,397	464,406	(247,009)	(53)%	677,078	514,597	162,481	32%

NM - Not Meaningful

Financial Data
(1)See the accompanying appendix for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measure provides useful information for investors.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country’s preeminent portfolio of master planned cities and communities, as well as operating properties and development opportunities including: the Seaport in New York City; Downtown Columbia® in Maryland; The Woodlands®, Bridgeland®, and The Woodlands Hills® in the Greater Houston, Texas area; Summerlin®, Las Vegas; Ward Village® in Honolulu, Hawai‘i; and TeravalisTM in the Greater Phoenix, Arizona area. The Howard Hughes Corporation’s portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative place making, the Company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

The Howard Hughes Corporation has partnered with Say, the fintech startup reimagining shareholder communications, to allow investors to submit and upvote questions they would like to see addressed on the Company’s fourth quarter earnings call. Say verifies all shareholder positions and provides permission to participate on the February 28, 2023 call, during which the Company’s leadership will be answering top questions. Utilizing the Say platform, The Howard Hughes Corporation elevates its capabilities for responding to Company shareholders, making its investor relations Q&A more transparent and engaging.

Safe Harbor Statement

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts, including, among others, statements regarding the Company’s future financial position, results or performance, are forward-looking statements. Those statements include statements regarding the intent, belief, or current expectations of the Company, members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “project,” “realize,” “should,” “transform,” “will,” “would,” and other statements of similar expression. Forward-looking statements are not a guaranty of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the Company’s abilities to control or predict. Some of the risks, uncertainties and other important factors that may affect future results or cause actual results to differ materially from those expressed or implied by forward-looking statements include: (i) general adverse economic and local real estate conditions; (ii) potential changes in the financial markets and interest rates; (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business; (iv) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms, if at all; (v) ability to compete effectively, including the potential impact of heightened competition for tenants and potential decreases in occupancy at our properties; (vi) ability to successfully dispose of non-core assets on favorable terms, if at all; (vii) ability to successfully identify, acquire, develop and/or manage properties on favorable terms and in accordance with applicable zoning and permitting laws; (xiii) changes in governmental laws and regulations; (ix) increases in operating costs, including construction cost increases as the result of trade disputes and tariffs on goods imported in the United States; (x) the impact of the COVID-19 pandemic on the Company’s business, tenants and the economy in general, and our ability to accurately assess and predict such impacts; (xi) lack of control over certain of the Company’s properties due to the joint ownership of such property; (xii) impairment charges; (xiii) the effects of geopolitical instability and risks such as terrorist attacks and trade wars; (xiv) the effects of natural disasters, including floods, droughts, wind, tornadoes and hurricanes; (xv) the inherent risks related to disruption of information technology networks and related systems, including cyber security attacks; and (xvi) the ability to attract and retain key employees. The Company refers you to the section entitled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2022. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's filings with the Securities and Exchange Commission. Copies of each filing may be obtained from the Company or the Securities and Exchange Commission. The risks included here are not exhaustive and undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to the Company, its management, or persons acting on their behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.

Financial Presentation

As discussed throughout this release, we use certain non-GAAP performance measures, in addition to the required GAAP presentations, as we believe these measures improve the understanding of our operational results and make comparisons of operating results among peer companies more meaningful. We continually evaluate the usefulness, relevance, limitations and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the public, and thus such reported measures could change. A non-GAAP financial measure used throughout this release is net operating income (NOI). We provide a more detailed discussion about this non-GAAP measure in our reconciliation of non-GAAP measures provided in the appendix in this earnings release.

Media Contact
The Howard Hughes Corporation
Cristina Carlson, 646-822-6910
Senior Vice President, Head of Corporate Communications
cristina.carlson@howardhughes.com

Investor Relations Contact
The Howard Hughes Corporation
Eric Holcomb, 281-475-2144
Senior Vice President, Investor Relations
eric.holcomb@howardhughes.com

THE HOWARD HUGHES CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
thousands except per share amounts	2022	2021	2022	2021
REVENUES
Condominium rights and unit sales	$217,397	$464,406	$677,078	$514,597
Master Planned Communities land sales	117,033	194,093	316,065	346,217
Rental revenue	103,022	99,740	399,103	369,330
Other land, rental and property revenues	24,611	31,637	144,481	152,619
Builder price participation	19,942	15,800	71,761	45,138
Total revenues	482,005	805,676	1,608,488	1,427,901

EXPENSES
Condominium rights and unit cost of sales	154,957	345,714	483,983	414,199
Master Planned Communities cost of sales	44,162	89,702	119,466	153,630
Operating costs	80,626	74,133	317,389	293,999
Rental property real estate taxes	13,719	12,879	54,033	55,398
Provision for (recovery of) doubtful accounts	(279)	1,485	1,959	(459)
General and administrative	20,898	20,857	81,772	81,990
Depreciation and amortization	52,777	49,705	200,361	205,100
Other	3,992	2,415	11,977	10,668
Total expenses	370,852	596,890	1,270,940	1,214,525

OTHER
Provision for impairment	—	—	—	(13,068)
Gain (loss) on sale or disposal of real estate and other assets, net	25,669	(7,395)	29,678	53,079
Other income (loss), net	(588)	763	1,909	(11,515)
Total other	25,081	(6,632)	31,587	28,496

Operating income (loss)	136,234	202,154	369,135	241,872

Interest income	2,545	23	3,818	107
Interest expense	(30,928)	(32,831)	(110,891)	(130,036)
Gain (loss) on extinguishment of debt	(1,732)	(471)	(2,377)	(38,014)
Equity in earnings (losses) from unconsolidated ventures	(34,077)	(25,667)	(14,549)	(9,852)
Income (loss) before income taxes	72,042	143,208	245,136	64,077
Income tax expense (benefit)	18,678	31,859	60,500	15,153
Net income (loss)	53,364	111,349	184,636	48,924
Net (income) loss attributable to noncontrolling interests	(613)	2,451	(103)	7,176
Net income (loss) attributable to common stockholders	$52,751	$113,800	$184,533	$56,100

Basic income (loss) per share	$1.07	$2.09	$3.65	$1.03
Diluted income (loss) per share	$1.07	$2.09	$3.65	$1.03

THE HOWARD HUGHES CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
thousands except par values and share amounts	2022	2021
ASSETS
Master Planned Communities assets	$2,411,526	$2,282,768
Buildings and equipment	4,246,389	3,962,441
Less: accumulated depreciation	(867,700)	(743,311)
Land	312,230	322,439
Developments	1,125,027	1,208,907
Net investment in real estate	7,227,472	7,033,244
Investments in unconsolidated ventures	246,171	369,949
Net investment in lease receivable	2,895	2,913
Cash and cash equivalents	626,653	843,212
Restricted cash	472,284	373,425
Accounts receivable, net	103,437	86,388
Municipal Utility District receivables, net	473,068	387,199
Notes receivable, net	3,339	7,561
Deferred expenses, net	128,865	119,825
Operating lease right-of-use assets, net	46,926	57,022
Prepaid expenses and other assets, net	272,353	300,956
Total assets	$9,603,463	$9,581,694

LIABILITIES
Mortgages, notes and loans payable, net	$4,747,183	$4,591,157
Operating lease obligations	51,321	69,363
Deferred tax liabilities, net	254,336	204,837
Accounts payable and accrued expenses	944,511	983,167
Total liabilities	5,997,351	5,848,524

Redeemable noncontrolling interest	—	22,500

EQUITY
Preferred stock: $0.01 par value; 50,000,000 shares authorized, none issued	—	—
Common stock: $0.01 par value; 150,000,000 shares authorized, 56,226,273 issued and 49,801,997 outstanding as of December 31, 2022, and 56,173,276 shares issued and 54,065,661 outstanding as of December 31, 2021	564	563
Additional paid-in capital	3,972,561	3,960,418
Retained earnings (accumulated deficit)	168,077	(16,456)
Accumulated other comprehensive income (loss)	10,335	(14,457)
Treasury stock, at cost, 6,424,276 shares as of December 31, 2022, and 2,107,615 shares as of December 31, 2021	(611,038)	(220,073)
Total stockholders' equity	3,540,499	3,709,995
Noncontrolling interests	65,613	675
Total equity	3,606,112	3,710,670
Total liabilities and equity	$9,603,463	$9,581,694

Appendix – Reconciliation of Non-GAAP Measures

Below are GAAP to non-GAAP reconciliations of certain financial measures, as required under Regulation G of the Securities Exchange Act of 1934. Non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP. The non-GAAP financial information presented may be determined or calculated differently by other companies and may not be comparable to similarly titled measures.

As a result of our four segments—Operating Assets, Master Planned Communities (MPC), Seaport, and Strategic Developments—being managed separately, we use different operating measures to assess operating results and allocate resources among these four segments. The one common operating measure used to assess operating results for our business segments is earnings before tax (EBT). EBT, as it relates to each business segment, includes the revenues and expenses of each segment, as shown below. EBT excludes corporate expenses and other items that are not allocable to the segments. We present EBT because we use this measure, among others, internally to assess the core operating performance of our assets. However, segment EBT should not be considered as an alternative to GAAP net income.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2022	2021	$ Change	2022	2021	$ Change
Operating Assets Segment EBT
Total revenues (a)	$104,092	$107,765	$(3,673)	$431,834	$442,698	$(10,864)
Total operating expenses (a)	(47,538)	(47,504)	(34)	(194,496)	(209,020)	14,524
Segment operating income (loss)	56,554	60,261	(3,707)	237,338	233,678	3,660
Depreciation and amortization	(39,483)	(39,181)	(302)	(154,626)	(163,031)	8,405
Interest income (expense), net	(25,183)	(20,212)	(4,971)	(89,959)	(75,391)	(14,568)
Other income (loss), net	(1,083)	(207)	(876)	(1,140)	(10,746)	9,606
Equity in earnings (losses) from unconsolidated ventures	365	(30,111)	30,476	22,263	(67,042)	89,305
Gain (loss) on sale or disposal of real estate and other assets, net	25,570	27	25,543	29,588	39,168	(9,580)
Gain (loss) on extinguishment of debt	(1,585)	(471)	(1,114)	(2,230)	(1,926)	(304)
Operating Assets segment EBT	15,155	(29,894)	45,049	41,234	(45,290)	86,524

Master Planned Communities Segment EBT
Total revenues	141,375	214,820	(73,445)	408,365	409,746	(1,381)
Total operating expenses	(60,818)	(101,205)	40,387	(173,905)	(193,851)	19,946
Segment operating income (loss)	80,557	113,615	(33,058)	234,460	215,895	18,565
Depreciation and amortization	(108)	(94)	(14)	(394)	(366)	(28)
Interest income (expense), net	14,608	10,949	3,659	50,305	42,683	7,622
Other income (loss), net	—	—	—	23	—	23
Equity in earnings (losses) from unconsolidated ventures	(18,397)	4,831	(23,228)	(1,407)	59,399	(60,806)
Gain (loss) on extinguishment of debt	—	—	—	—	(1,004)	1,004
MPC segment EBT	76,660	129,301	(52,641)	282,987	316,607	(33,620)

Seaport Segment EBT
Total revenues	18,415	15,514	2,901	88,468	55,008	33,460
Total operating expenses	(25,064)	(23,477)	(1,587)	(104,393)	(77,198)	(27,195)
Segment operating income (loss)	(6,649)	(7,963)	1,314	(15,925)	(22,190)	6,265
Depreciation and amortization	(11,144)	(7,941)	(3,203)	(36,338)	(30,867)	(5,471)
Interest income (expense), net	899	(309)	1,208	3,902	357	3,545
Other income (loss), net	(44)	(1,642)	1,598	245	(3,730)	3,975
Equity in earnings (losses) from unconsolidated ventures	(16,050)	(291)	(15,759)	(36,273)	(1,988)	(34,285)
Seaport segment EBT	(32,988)	(18,146)	(14,842)	(84,389)	(58,418)	(25,971)

	Three Months Ended December 31,			Year Ended December 31,
thousands	2022	2021	$ Change	2022	2021	$ Change
Strategic Developments Segment EBT
Total revenues	218,108	467,534	(249,426)	679,763	520,109	159,654
Total operating expenses	(159,765)	(351,727)	191,962	(504,036)	(436,698)	(67,338)
Segment operating income (loss)	58,343	115,807	(57,464)	175,727	83,411	92,316
Depreciation and amortization	(1,236)	(1,576)	340	(5,319)	(6,512)	1,193
Interest income (expense), net	4,739	1,091	3,648	17,073	3,701	13,372
Other income (loss), net	438	2,517	(2,079)	1,799	2,536	(737)
Equity in earnings (losses) from unconsolidated ventures	5	(96)	101	868	(221)	1,089
Gain (loss) on sale or disposal of real estate and other assets, net	99	(7,422)	7,521	90	13,911	(13,821)
Provision for impairment	—	—	—	—	(13,068)	13,068
Strategic Developments segment EBT	62,388	110,321	(47,933)	190,238	83,758	106,480

Consolidated Segment EBT
Total revenues	481,990	805,633	(323,643)	1,608,430	1,427,561	180,869
Total operating expenses	(293,185)	(523,913)	230,728	(976,830)	(916,767)	(60,063)
Segment operating income (loss)	188,805	281,720	(92,915)	631,600	510,794	120,806
Depreciation and amortization	(51,971)	(48,792)	(3,179)	(196,677)	(200,776)	4,099
Interest income (expense), net	(4,937)	(8,481)	3,544	(18,679)	(28,650)	9,971
Other income (loss), net	(689)	668	(1,357)	927	(11,940)	12,867
Equity in earnings (losses) from unconsolidated ventures	(34,077)	(25,667)	(8,410)	(14,549)	(9,852)	(4,697)
Gain (loss) on sale or disposal of real estate and other assets, net	25,669	(7,395)	33,064	29,678	53,079	(23,401)
Gain (loss) on extinguishment of debt	(1,585)	(471)	(1,114)	(2,230)	(2,930)	700
Provision for impairment	—	—	—	—	(13,068)	13,068
Consolidated segment EBT	121,215	191,582	(70,367)	430,070	296,657	133,413

Corporate income, expenses and other items	(67,851)	(80,233)	12,382	(245,434)	(247,733)	2,299
Net income (loss)	53,364	111,349	(57,985)	184,636	48,924	135,712
Net (income) loss attributable to noncontrolling interests	(613)	2,451	(3,064)	(103)	7,176	(7,279)
Net income (loss) attributable to common stockholders	$52,751	$113,800	$(61,049)	$184,533	$56,100	$128,433
(a)Total revenues includes hospitality revenues of $35.6 million for the year ended December 31, 2021. Total operating expenses includes hospitality operating costs of $30.5 million for the year ended December 31, 2021. In September 2021, the Company completed the sale of its three hospitality properties.

NOI

We believe that NOI is a useful supplemental measure of the performance of our Operating Assets and Seaport portfolio because it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and operating real estate properties and the impact on operations from trends in rental and occupancy rates and operating costs. We define NOI as operating revenues (rental income, tenant recoveries and other revenue) less operating expenses (real estate taxes, repairs and maintenance, marketing and other property expenses). NOI excludes straight-line rents and amortization of tenant incentives, net; interest expense, net; ground rent amortization, demolition costs; other income (loss); amortization; depreciation; development-related marketing cost; gain on sale or disposal of real estate and other assets, net; provision for impairment and equity in earnings from unconsolidated ventures. All management fees have been eliminated for all internally managed properties. We use NOI to evaluate our operating performance on a property-by-property basis because NOI allows us to evaluate the impact that property-specific factors such as lease structure, lease rates and tenant base have on our operating results, gross margins and investment returns. Variances between years in NOI typically result from changes in rental rates, occupancy, tenant mix and operating expenses. Although we believe that NOI provides useful information to investors about the performance of our Operating Assets and Seaport assets, due to the exclusions noted above, NOI should only be used as an additional measure of the financial performance of the assets of this segment of our business and not as an alternative to GAAP Net income (loss). This amount is presented as Operating Assets NOI and Seaport NOI throughout this document. Total Operating Assets NOI and Total Seaport NOI represent NOI as defined above with the addition of our share of NOI from unconsolidated ventures.

A reconciliation of segment EBT to NOI for Operating Assets and Seaport has been presented in the tables below:

	Three Months Ended December 31,		Year Ended December 31,
thousands	2022	2021	2022	2021
Operating Assets segment EBT (a)	$15,155	$(29,894)	$41,234	$(45,290)
Add back:
Depreciation and amortization	39,483	39,181	154,626	163,031
Interest (income) expense, net	25,183	20,212	89,959	75,391
Equity in (earnings) losses from unconsolidated ventures	(365)	30,111	(22,263)	67,042
(Gain) loss on sale or disposal of real estate and other assets, net	(25,570)	(27)	(29,588)	(39,168)
(Gain) loss on extinguishment of debt	1,585	471	2,230	1,926
Impact of straight-line rent	(3,958)	(4,685)	(11,241)	(14,715)
Other	1,139	(5)	827	10,449
Operating Assets NOI	52,652	55,364	225,784	218,666

Company's share of NOI from unconsolidated ventures	2,420	2,053	9,061	4,081
Distributions from Summerlin Hospital Investment	—	—	4,638	3,755

Total Operating Assets NOI	$55,072	$57,417	$239,483	$226,502

Seaport segment EBT (a)	$(32,988)	$(18,146)	$(84,389)	$(58,418)
Add back:
Depreciation and amortization	11,144	7,941	36,338	30,867
Interest (income) expense, net	(899)	309	(3,902)	(357)
Equity in (earnings) losses from unconsolidated ventures	16,050	291	36,273	1,988
Impact of straight-line rent	(1,063)	367	456	1,632
Other (income) loss, net	2,846	3,719	5,456	6,725
Seaport NOI	(4,910)	(5,519)	(9,768)	(17,563)

Company's share of NOI from unconsolidated ventures (b)	(15,730)	(272)	(35,581)	(592)

Total Seaport NOI	$(20,640)	$(5,791)	$(45,349)	$(18,155)
(a)Segment EBT excludes corporate expenses and other items that are not allocable to the segments.
(b)The Company’s share of NOI related to Tin Building by Jean-Georges is calculated using our current partnership funding provisions.

Same Store NOI - Operating Assets Segment

The Company defines Same Store Properties as consolidated and unconsolidated properties that are acquired or placed in-service prior to the beginning of the earliest period presented and owned by the Company through the end of the latest period presented. Same Store Properties exclude properties placed in-service, acquired, repositioned or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired or treated as in-service for that property to be included in Same Store Properties.

We calculate Same Store Net Operating Income (Same Store NOI) as Operating Assets NOI applicable to Same Store Properties. Same Store NOI also includes the Company's share of NOI from unconsolidated ventures and the annual distribution from a cost basis investment. Same Store NOI is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that Same Store NOI is helpful to investors as a supplemental comparative performance measure of the income generated from the same group of properties from one period to the next. Other companies may not define Same Store NOI in the same manner as we do; therefore, our computation of Same Store NOI may not be comparable to that of other companies. Additionally, we do not control investments in unconsolidated properties and while we consider disclosures of our share of NOI to be useful, they may not accurately depict the legal and economic implications of our investment arrangements.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2022	2021	$ Change	2022	2021	$ Change
Same Store Office
Houston, TX	$19,249	$19,840	$(591)	$73,776	$72,764	$1,012
Columbia, MD	5,154	6,272	(1,118)	23,413	22,659	754
Las Vegas, NV	3,467	3,796	(329)	14,027	14,416	(389)
Total Same Store Office	27,870	29,908	(2,038)	111,216	109,839	1,377

Same Store Retail
Houston, TX	2,787	2,607	180	10,155	9,673	482
Columbia, MD	376	303	73	1,896	1,483	413
Las Vegas, NV	6,548	6,356	192	23,876	24,733	(857)
Honolulu, HI	3,053	4,346	(1,293)	14,574	15,583	(1,009)
Total Same Store Retail	12,764	13,612	(848)	50,501	51,472	(971)

Same Store Multi-Family
Houston, TX	6,850	6,671	179	27,787	21,119	6,668
Columbia, MD	1,558	1,617	(59)	6,492	4,473	2,019
Las Vegas, NV	1,746	1,641	105	7,289	6,799	490
Company's share of NOI from unconsolidated ventures	1,831	1,633	198	7,271	6,665	606
Total Same Store Multi-Family	11,985	11,562	423	48,839	39,056	9,783

Same Store Other
Houston, TX	2,207	1,696	511	7,510	6,762	748
Columbia, MD	99	17	82	(42)	(42)	—
Las Vegas, NV	(2,047)	(1,533)	(514)	6,246	6,510	(264)
Honolulu, HI	15	24	(9)	237	238	(1)
Company's share of NOI from unconsolidated ventures	589	680	(91)	6,428	6,302	126
Total Same Store Other	863	884	(21)	20,379	19,770	609
Total Same Store NOI	53,482	55,966	(2,484)	230,935	220,137	10,798

Non-Same Store NOI	1,590	1,451	139	8,548	6,365	2,183
Total Operating Assets NOI	$55,072	$57,417	$(2,345)	$239,483	$226,502	$12,981

Cash G&A

The Company defines Cash G&A as General and administrative expense less non-cash stock compensation expense. Cash G&A is a non-GAAP financial measure that we believe is useful to our investors and other users of our financial statements as an indicator of overhead efficiency without regard to non-cash expenses associated with stock compensation. However, it should not be used as an alternative to general and administrative expenses in accordance with GAAP.

	Three Months Ended December 31,			Year Ended December 31,
thousands	2022	2021	$ Change	2022	2021	$ Change
General and Administrative
General and administrative (G&A)	$20,898	$20,857	$41	$81,772	$81,990	$(218)
Less: Non-cash stock compensation	(1,366)	(2,468)	1,102	(5,355)	(9,886)	4,531
Cash G&A (a)	$19,532	$18,389	$1,143	$76,417	$72,104	$4,313
(a)The first quarter of 2022 includes $2.3 million of severance and bonus costs related to our former Chief Financial Officer.